                                 STATE OF DELAWARE
                          OFFICE OF THE SECRETARY OF STATE

                          --------------------------------

                I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND
           CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VYSIS, INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF FEBRUARY, A.D. 1996, AT 4 O'CLOCK P.M.

                A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.




                       [GREAT SEAL OF THE STATE OF DELAWARE]





                                         EDWARD J. FREEL
                                         ---------------------------------
                                         EDWARD J. FREEL, SECRETARY OF STATE

                                         AUTHENTICATION: 7848452
          [seal]
                                                   DATE: 02-29-96

                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                                     VYSIS, INC.


    VYSIS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "COMPANY"), does hereby certify:

    FIRST: That the Board of Directors of the Company has duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that Article FOURTH of the Certificate of Incorporation of the Company be amended to read, in its entirety, as follows:

    FOURTH:

         A. This Company is authorized to issue two classes of shares to be designated, respectively, Preferred Stock ("PREFERRED STOCK") and Common Stock ("COMMON STOCK"). The total number of shares of capital stock that this Company shall have authority to issue is Thirty Million (30,000,000). The total number of shares of Preferred Stock this Company shall have authority to issue is Ten Million (10,000,000). The total number of shares of Common Stock this Company shall have authority to issue is Twenty Million (20,000,000). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

         B. The Preferred Stock shall be divided into series. The first series shall consist of Six Million Two Hundred Thousand (6,200,000) shares and is designated as "SERIES A PREFERRED STOCK". The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is expressly authorized to provide for the issuance of all or any of the remaining shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to fix the number of shares and determine or alter, for each such series, such designations, preferences, and relative, participating, optional, or other rights and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of directors providing for the issuance of such shares and as may be permitted by the General Company Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (i) the number of shares constituting that series and the distinctive designation of that series; (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, including the number of votes, if any, per share and the number or the percentage, if any, of members of the Board of Directors each series is entitled to elect; (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; and (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series.

         C. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Series A Preferred Stock are as follows:

    1.   DIVIDENDS.

         (a) The holder of each share of Series A Preferred Stock shall be entitled to receive, before any dividends shall be declared and set aside for any class or series of stock ranking as to dividends or upon liquidation junior to the Series A Preferred Stock, when, as and if declared by the Board of Directors of the Company, out of funds legally available for that purpose, dividends in cash at the rate of six percent

    (6%) per annum of the Series A Liquidation Preference (as such term is defined in Section C.2(a) below). Dividends on shares of Series A Preferred Stock shall be cumulative from the original date of issuance of such shares of Series A Preferred Stock (whether or not there shall be net profits or net assets of the Company legally available for the payment of such dividends), so that, if at any time Full Cumulative Dividends (as hereinafter defined) upon the Series A Preferred Stock shall not have been paid or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency in such dividends shall be fully paid or dividends in such amount shall have been declared on the shares of the Series A Preferred Stock and a sum sufficient for the payment thereof shall have been set apart for such payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of any shares of any class or series of stock ranking as to dividends or upon liquidation junior to the Series A Preferred Stock and before any dividend shall be declared or paid or any other distribution ordered or made upon any class or series of stock ranking as to dividends or upon liquidation junior to the Series A Preferred Stock. All Unpaid Dividends (as hereinafter defined) on any share of Series A Preferred Stock which is converted pursuant to Section C.5 of this Article Fourth shall be extinguished at the time of such conversion, and the Company shall have no further obligation with respect thereto. All dividends declared upon the Series A Preferred Stock shall be declared pro rata per share. All payments due under this Section C.l to any holder of shares of Series A Preferred Stock shall be made to the nearest cent.

         As used in this Article Fourth, (i) the term "FULL CUMULATIVE DIVIDENDS" shall mean, with respect to any shares of the Series A Preferred Stock and any specific date (whether or not there shall have been net profits or net assets of the Company legally available for the payment of such dividends), that amount which shall be equal to dividends using the applicable Dividend Rate and otherwise computed in the manner set forth in this Section C.1(a) from the original date of issuance thereof to the date as of which Full Cumulative Dividends are to be computed with respect to such shares, and (ii) the term "UNPAID DIVIDENDS" at any time with respect to any shares of Series A Preferred Stock shall mean Full Cumulative Dividends to the date of determination with respect to such shares, less the amount of all dividends paid pursuant to this Section C.1(a) upon the relevant shares, plus any additional declared but unpaid dividends with respect to such shares of Series A Preferred Stock up to such date.

         (b) After Full Cumulative Dividends with respect to the Series A Preferred Stock shall have been declared and paid or set apart, the holder of each share of Series A Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Common Stock, when, as and if declared by the Board of Directors of the Company, out of funds legally available for that purpose, dividends in cash, stock or otherwise; PROVIDED, HOWEVER, that the per share amount of any dividend for a share of Series A Preferred Stock shall be equal to the product of (i) the per share amount of any dividend for the Common Stock and (ii) the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on the record date for such dividend. All payments due under this Section C.1(b) to any holder of shares of Series A Preferred Stock shall be made to the nearest cent.

    2.   RIGHTS ON LIQUIDATION, DISSOLUTION OR WIND UP.

         (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (an "EVENT OF LIQUIDATION"), each holder of shares of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Company available for distribution to the stockholders, whether from capital, surplus or earnings, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock or to the holders of any stock ranking on liquidation junior of the Series A Preferred Stock by reason of their ownership thereof, the following amounts: (i) the sum of $8.0645 per share (the "SERIES A LIQUIDATION PREFERENCE"), and (ii) an amount equal to the Unpaid Dividends with respect to such shares up to and including the date of payment. If upon the occurrence of such Event of Liquidation the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amounts to which they shall be so entitled, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

         (b) In the event of any Event of Liquidation, and subject to the payment in full of the Series A Liquidation Preference as provided in subparagraph (a) of this Section C.2, each holder of shares of Common Stock then outstanding shall be entitled to receive out of the assets of the Company available for distribution to the stockholders, whether from capital, surplus or earnings, prior and in preference to any further distribution of any of the assets of the Company to the holders of Series A Preferred Stock by reason of their ownership thereof, the sum of $0 per share and no more. Subject to the payment in full of the Series A Liquidation Preference as provided in subparagraph (a) of this Section C.2, if upon the occurrence of such Event of Liquidation the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Common Stock the full amounts to which they shall be so entitled, then the entire remaining assets of the Company legally available for distribution, if any, shall be distributed among the holders of Common Stock in proportion to the numbers of shares of Common Stock held by them.

         (c) After payment to the holders of Series A Preferred Stock and Common Stock of the amounts set forth in Sections C.2(a) and (b) above, respectively, the entire remaining assets of the Company legally available for distribution, if any, shall be distributed among the holders of the Series A Preferred Stock and the Common Stock in proportion to the numbers of shares of Common Stock held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

         (d) The merger or consolidation of the Company into or with another corporation or the merger or consolidation of any other corporation into or with the Company (in which consolidation or merger the stockholders of the Company receive in exchange for their stock in the Company distributions of cash or securities (other than securities of the Company) as a result of such consolidation or merger), or the sale, transfer or other disposition of all or substantially all of the assets of the Company, shall be deemed to be an Event of Liquidation. Anything contained in this Section C.2 or in Section C.5(a) to the contrary notwithstanding, each holder of shares of Series A Preferred Stock shall have the right to convert, conditioned upon the consummation of the Event of Liquidation, all or any part of the shares of Series A Preferred Stock held by such holder as herein provided into shares of Common Stock pursuant to Section C.5 of this Article Fourth in lieu of receiving the amount to which such holder would be entitled under this Section C.2 in connection with any Event of Liquidation.

    3. REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

    4. VOTING. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (including any fraction to one decimal place) into which such share of Series A Preferred Stock is then convertible, and each such holder of Series A Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class. Anything contained in this Certificate of Incorporation to the contrary notwithstanding, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance upon the conversion, exercise or exchange of securities, options, warrants or rights then outstanding) by the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock and Common Stock, voting together as one class.

    5. CONVERSION. The holders of Series A Preferred Stock shall have conversion rights as follows (the "SERIES A CONVERSION RIGHTS"):

         (a) RIGHT TO CONVERT. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $7.89 by the Series A Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "SERIES A CONVERSION PRICE") shall initially be $7.89 per share of Common Stock. The Series A Conversion Price shall be subject to adjustment as hereinafter provided.

         (b) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then-effective Series A Conversion Price applicable to such share, immediately upon the closing of the sale of the Company's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), other than any such registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Company, resulting in aggregate proceeds to the Company (after deduction for underwriters' discounts and commissions) of not less than $10,000,000.

         (c) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Company or of any transfer agent for the Series A Preferred Stock, and give written notice to this Company at its principal corporate office of such holder's election to convert the same, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person or persons entitled to receive the Common Stock upon conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

         (d) CONVERSION PRICE ADJUSTMENTS OF SERIES A PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Series A Conversion Price shall be subject to adjustment from time to time as follows:
              (i) (A) Upon each issuance by this Company of any Additional Stock (as hereinafter defined) after the first date of original issuance of shares of Series A Preferred Stock (the
    "EFFECTIVE DATE"), including Additional Stock deemed to be issued pursuant to Section C.5(d)(i)(E), without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price in effect immediately prior to each issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Series A Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Additional Stock so issued would purchase at the Series A Conversion Price in effect immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock plus the number of shares of such Additional Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Stock shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock and convertible securities had been fully converted into shares of Common Stock immediately prior to such issuance, and any outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A Preferred Stock, convertible securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Conversion Price (or other conversion ratios) resulting from the issuance of the Additional Stock causing the adjustment in question.

         For purposes of this Article Fourth, (i) the term "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section C.5(d)(i)(E) of this Article Fourth) by this Company after the Effective Date, other than Excluded Stock (as hereinafter defined), and (ii) the term "EXCLUDED STOCK") shall mean: (a) shares of Common Stock issued or issuable from time to time upon conversion of any shares of the Series A Preferred Stock, including additional shares, if any, which are issued or issuable as a result of an adjustment in the Series A Conversion Price; (b) shares of Common Stock issued or issuable in a public offering registered under the Securities Act; (c) shares of Common Stock or related options exercisable for such Common Stock issued to employees, officers, and directors of, and consultants, customers, and vendors to, the Company, pursuant to an arrangement approved by the Board of Directors of the Company; (d) shares of Common Stock issued pursuant to a transaction described in Section C.5(d)(ii) below; (e) shares of Common Stock issued or issuable in connection with the acquisition by the Company of all of the outstanding voting stock or substantially all of the assets of another entity; and (f) shares of Common Stock or related warrants exercisable for such Common Stock issued to (A) any lessor of capital equipment or (B) any lender of borrowed monies pursuant to financing arrangements with such lessor or lender approved by the Board of Directors of the Company.

                   (B)  No adjustment of the Series A Conversion Price
    shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three
    (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward, and upon such adjustment the Series A Conversion Price shall be rounded up or down to the nearest cent.  Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Series A Conversion Price pursuant to this Section C.5(d)(i)
    shall have the effect
                                       8
    of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

                   (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Company for any underwriting or otherwise in connection with the issuance and sale thereof.
                   (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

                   (E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section C.5(d)(i):
                        (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (whether or not then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections C.5(d)(i)(C) and (d)(i)(D)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                        (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (whether or not then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections C.5(d)(i)(C) and (d)(i)(D)).

                        (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                        (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                        (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections C.5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section C.5(d)(i)(E)(3) or (4).

              (ii) In the event the Company should at any time or from time to time after the Effective Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

              (iii) If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

         (e) OTHER DISTRIBUTIONS. In the event this Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section C.5(d)(ii), then, in each such case for other purposes of this Section C.5(e), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

         (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section C.5 or Section C.2), provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section C.5 with respect to the rights of the holders of Series A Preferred Stock after the recapitalization to the end that the provisions of this Section C.5 (including adjustment of the Series A Conversion Price then in effect and the number of shares purchasable upon conversion of Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

         (g) NO IMPAIRMENT. This Company will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution,


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

    issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section
    C.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Rights of the holders of Series A Preferred Stock against impairment.

         (h)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

              (i) No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

              (ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section C.5, this Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

         (i) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its

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


    authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these articles.

         (j) NOTICES. Any notice required by the provisions of this Section C.5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Company.

    6.   PROTECTIVE PROVISIONS.

         (a) For so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of shares representing at least a majority in voting power of the Series A Preferred Stock then outstanding, voting separately as one class, given by written consent (in the manner provided by law) or by vote at a meeting called for such purpose, for which notice shall have been given to the holders of the Series A Preferred Stock:

              (i) in any manner issue any shares of Common Stock or Preferred Stock or authorize or create any class or series of capital stock;

              (ii) voluntarily dissolve, liquidate or wind up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution;

             (iii) sell or otherwise dispose of any material properties or assets of the Company or merge or consolidate with or onto any other corporation, corporations, entity or entities;

              (iv) purchase or lease all or substantially all of the assets of another corporation, corporations, entity, or entities (whether by way of purchase or lease of assets, merger or consolidation or purchase of capital stock);

              (v) declare any dividend (whether in cash, properties or otherwise) upon any of its Common Stock or distribute to the holders of its Common Stock shares of its capital stock, stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, or other assets or options or rights; or

              (vi) except for Excluded Stock, authorize or issue any options, warrants or other rights to purchase or otherwise acquire any shares of capital stock of the Company.

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

         (b) For so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of shares representing at least a majority in voting power of the Series A Preferred Stock then outstanding, voting separately as one class, given by written consent (in the manner provided by law) or by vote at a meeting called for such purpose, for which notice shall have been given to the holders of the Series A Preferred Stock:

              (i) in any manner alter or change the designations or the powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Stock in any respect prejudicial to the holders thereof; or

              (ii) amend, alter or repeal any of the provisions of the Company's Certificate of Incorporation or Bylaws in any manner which adversely affects the Series A Preferred Stock.

         D. Simultaneously with the effective date of the amendment of Article FOURTH to read as set forth above (the "Reclassification Date"), each share of the common stock, par value $1.00 per share, of the Company issued and outstanding immediately before the Reclassification Date (the "Old Common Stock") shall, automatically and without further action on the part of the holder thereof, be reclassified as and become (i) 131,818.1818 shares of the common stock, par value $0.001 per share, of the Company (the "New Common Stock"), and (ii) 563,636.3636 shares of the Series A Preferred Stock, par value $0.001 per share, of the Company (the "New Preferred Stock"). From and after the Reclassification Date, the Company shall issue, upon surrender for cancellation of the certificates representing the Old Common Stock, new certificates representing the shares of New Common Stock and New Preferred Stock which shall become outstanding by reason of the foregoing reclassification.
                                    *  *  *  *  *
    SECOND: The foregoing amendment of the Certificate of Incorporation of the Company was duly adopted by the stockholders of the Company by written consent given in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware and written notice of such action has been given as provided in Section 228 of the General Corporation Law of the State of Delaware.

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

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by John L. Bishop, its President, and attested to by William
E. Murray, its Secretary, this 1st day of February, 1996.

                                  VYSIS, INC.



[SEAL]                            By: /s/ John L. Bishop
                                      -------------------------
                                      John L. Bishop
                                       President

ATTEST:

By: /s/ William E. Murray
    --------------------------
    William E. Murray
    Secretary

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